Exhibit 99.1
NOG Announces Third Quarter 2025 Results

THIRD QUARTER HIGHLIGHTS

•Total quarterly production of 131,054 Boe per day (55% oil), up 8% from the third quarter of 2024
•Oil volumes of 72,348 Bbl per day, up 2.0% from the third quarter of 2024
•Record Appalachian volumes of 135.9 MMcf per day
•GAAP net loss of $129.1 million, Adjusted EBITDA of $387.1 million, and Adjusted Net Income of $101.8 million. See “Non-GAAP Financial Measures” below
•Cash flow from operations of $362.1 million. Excluding changes in net working capital, cash flow from operations was $344.3 million, a 9% decrease from the third quarter of 2024
•Generated $118.9 million of Free Cash Flow. See “Non-GAAP Financial Measures” below
•Capital expenditures, excluding non-budgeted acquisitions and other, was $272.0 million, reflecting heightened ground game activity
•Completed 22 ground game transactions adding over 2,500 net acres and an additional 5.8 net wells for $59.8 million, inclusive of associated development costs
•Acquired ~1,000 net royalty acres (~8,000 royalty acres standardized to 1/8th royalty) located primarily in Duchesne and Uintah Counties, UT for an unadjusted closing price of $98.3 million
•On October 1, 2025, issued $725.0 million of 7.875% Senior Notes due 2033 and repurchased 97% or $684.9 million, of 8.125% Senior Notes due 2028
•On November 5, 2025 amended and restated the Company’s Revolving Credit Facility lowering borrowing costs and extending maturity to 2030
•Tightened capital expenditure guidance to a range of $950 - $1,025 million
•Raised 2025 annual production guidance to a range of 132,500 - 134,000 Boepd, with oil production increased to a range of 75,000 - 76,500 Boepd

MINNEAPOLIS (BUSINESS WIRE) - November 6, 2025 - Northern Oil and Gas, Inc. (NYSE: NOG) (“NOG” or “Company”) today announced the Company’s third quarter results.

MANAGEMENT COMMENTS

“Our portfolio and strategy remain resilient amid volatile market conditions. NOG is well positioned to navigate such markets to find opportunities for our investors. We seek and evaluate value-creating, accretive transactions that can position NOG for countercyclical upside convexity for the long-term. At the same time, our existing assets are delivering better than expected, capital efficient performance. The Company continues to generate solid cash flow, remains well protected with strong hedges, and continues to see robust, low breakeven activity on our assets as we head into 2026,” commented Nick O’Grady, NOG’s Chief Executive Officer.

THIRD QUARTER FINANCIAL RESULTS

Oil and natural gas sales for the third quarter were $482.2 million. Third quarter GAAP net loss was $129.1 million or $1.33 loss per basic and diluted share driven by a non-cash impairment charge of $318.7 million. Third quarter Adjusted Net Income was $101.8 million or $1.03 per adjusted diluted share. Adjusted EBITDA in the third quarter was $387.1 million, a 6% decrease from the third quarter of 2024, reflecting the impact of commodity mix and a 7% decrease in realized price on a Boe basis including settled commodity derivatives. See “Non-GAAP Financial Measures” below.

PRODUCTION

Third quarter production was 131,054 Boe per day, 2.3% below the second quarter of 2025 and an 8% increase from the third quarter of 2024. Oil represented 55% of total production in the third quarter with 72,348 Bbls per day, down 6% from the second quarter of 2025 and an increase of 2% from the third quarter of 2024. NOG had 16.5 net wells added to production during the third quarter, compared to 20.8 net wells added to production in the second quarter of 2025. The third quarter marked the low point for net wells additions, in line with forecast, with the expectation of an acceleration of TILs in the fourth quarter. Well performance continues to be strong across all of NOG’s basins. Appalachian volumes set another production record as our Appalachian joint development program continues to consistently deliver TILs according to plan.

PRICING

During the third quarter, NOG’s unhedged net realized oil price was $61.08 per Bbl. The Company’s average differential to WTI prices was $3.89, a 27% improvement from the second quarter of 2025, driven primarily by improved differentials in the Williston, Permian, and Uinta Basins. NOG’s unhedged net realized gas price in the third quarter was $2.52 per Mcf, representing an 82% realization compared with Henry Hub pricing. Natural gas realizations remained inline with the second quarter of 2025, as stable NGL prices offset lower absolute natural gas prices.

OPERATING COSTS

Lease operating costs were $118.3 million in the third quarter of 2025, or $9.81 per Boe, improved by 1.4% on a per unit basis compared to the second quarter of 2025. Production taxes were $28.7 million in the third quarter of 2025, compared to $35.6 million in the second quarter of 2025, a decrease primarily due to production mix. Third quarter general and administrative (“G&A”) costs totaled $14.1 million or $1.17 per Boe, as compared to $1.28 per Boe in the second quarter of 2025. NOG’s adjusted cash G&A costs, which excludes non-cash share-based compensation and acquisition cost amounts of $4.0 million and $0.2 million, respectively, totaled $9.9 million or $0.82 per Boe in the third quarter, down $0.07 per Boe compared to the second quarter of 2025.

CAPITAL EXPENDITURES AND ACQUISITIONS

Capital expenditures for the third quarter were $272.0 million (excluding non-budgeted acquisitions and other). This was comprised of $212.2 million of total drilling and completion (“D&C”) capital on organic assets, and $59.8 million of Ground Game activity inclusive of associated development costs. D&C capital was up 18.7% quarter over quarter, in line with expectations. Normalized well costs on the Company’s AFE elections declined sequentially, averaging approximately $806 per lateral foot in the third quarter, as compared to $841 in the second quarter of 2025 and $932 on average during 2024. NOG’s Permian Basin spending was 49% of the capital expenditures for the third quarter, the Williston was 25%, the Uinta was 5% and the Appalachian was 21%.

LIQUIDITY AND CAPITAL RESOURCES

NOG had total liquidity of $1.2 billion as of September 30, 2025, consisting of $1.1 billion of committed borrowing availability under its Revolving Credit Facility and $31.6 million cash on hand.

In October, NOG issued $725 million of 7.875% Senior Notes due 2033 in a significantly oversubscribed offering. Proceeds from the offering were used to fund the repurchase of approximately 97%, or $684.9 million, of NOG’s 8.125% Senior Notes due 2028. The issuance of the 2033 Senior Notes and concurrent tender offer for the 2028 Senior Notes at the time of issuance extended the Company’s weighted average debt maturity from 3.2 years to 5.0 years.

On November 5, 2025, the Company entered into an amended and restated revolving credit facility. The size of the revolving credit facility was unchanged, with the borrowing base at $1.8 billion and an elected commitment amount of $1.6 billion. The maturity date was extended from June 2027 to November 2030, further enhancing NOG’s weighted average debt maturity to six years. In addition, the cost of borrowing on the facility was substantially improved with a reduction of 60 basis points.

OTHER MATTERS

NOG accounts for its assets under the Full Cost method, as opposed to the Successful Efforts method, which does not perform historical price-based asset tests. Driven by lower average oil prices, the Company recorded a non-cash impairment charge of $318.7 million in the third quarter of 2025 under the “ceiling test” of its full cost pool of oil and gas assets. This non-cash charge will have no impact on cash flows of the Company.

SHAREHOLDER RETURNS

In the third quarter of 2025, the Company paid a cash dividend of $0.45 per share to NOG’s stockholders of record as of June 27, 2025.

In August 2025, the Company declared a cash dividend of $0.45 per share to NOG’s stockholders of record as of September 29, 2025, which was paid on October 31, 2025.

In November 2025, the Company declared a cash dividend of $0.45 per share to NOG’s stockholders of record as of December 30, 2025, which is payable on January 30, 2025

During the first three quarters of 2025, the Company has returned $179.7 million to shareholders in the form of dividends of $129.7 million and common stock repurchases of $50.0 million. No common stock was repurchased in the third quarter.

2025 ANNUAL GUIDANCE

As previously announced, NOG has increased annual production guidance and tightened its annual capital expenditure guidance range. These changes and certain additional line item changes are reflected in the table below.

	Prior Guidance	Revised Guidance
Annual Production (Boe per day)	130,000 – 133,000	132,500 – 134,000
Annual Oil Production (Bbls per day)	74,000 – 76,000	75,000 – 76,500
Total Capital Expenditures ($ in millions)	$925 – $1,050	$950 – $1,025
Net Oil Wells Turned-in-Line (TIL)	73.0 – 76.0	71.0 – 74.0
Net Total Wells Turned-in-Line (TIL)	83.0 – 85.0	80.0 – 83.0
Net Wells Spud	75.0 – 85.0	75.0 – 85.0

Operating Expenses and Differentials
Production Expenses (per Boe)	$9.25 – $9.60	$9.40 – $9.75
Production Taxes (as a percentage of Oil & Gas Sales)	7.5% – 8.5%	7.0% – 8.0%
Average Differential to NYMEX WTI (per Bbl)	($5.25) – ($5.75)	($5.25) – ($5.75)
Average Realization as a Percentage of NYMEX Henry Hub (per Mcf)	85.0% – 90.0%	85.0% – 90.0%
DD&A (per Boe)	$16.00 – $17.00	$16.00 – $17.00

General and Administrative Expense (per Boe):
Non-Cash	$0.25 – $0.30	$0.25 – $0.30
Cash (excluding transaction costs on non-budgeted acquisitions)	$0.85 – $0.90	$0.85 – $0.90

THIRD QUARTER 2025 RESULTS

The following tables set forth selected operating and financial data for the periods indicated.

	Three Months Ended September 30,
	2025	2024	% Change
Net Production:
Oil (MBbl)	6,656	6,524	2%
Natural Gas (MMcf)	32,407	28,098	15%
Total (MBoe)	12,057	11,207	8%

Average Daily Production:
Oil (Bbl)	72,348	70,913	2%
Natural Gas (Mcf)	352,250	305,413	15%
Total (Boe)	131,054	121,815	8%

Average Sales Prices:
Oil (per Bbl) (1)	$61.08	$71.82	(15)%
Effect of Gain on Settled Oil Derivatives on Average Price (per Bbl)	4.78	0.20
Oil Net of Settled Oil Derivatives (per Bbl) (1)	65.86	72.02	(9)%

Natural Gas and NGLs (per MCF)	2.52	1.60	58%
Effect of Gain on Settled Natural Gas Derivatives on Average Price (per Mcf)	0.73	1.01
Natural Gas and NGLs Net of Settled Natural Gas and NGL Derivatives (per Mcf)	3.25	2.61	25%

Realized Price on a Boe Basis Excluding Settled Commodity Derivatives (1)	40.49	45.82	(12)%
Effect of Gain on Settled Commodity Derivatives on Average Price (per Boe)	4.59	2.65
Realized Price on a Boe Basis Including Settled Commodity Derivatives (1)	45.08	48.47	(7)%

Costs and Expenses (per Boe):
Production Expenses	$9.81	$9.54	3%
Production Taxes	2.38	1.31	82%
General and Administrative Expenses	1.17	0.89	31%
Depletion, Depreciation, Amortization and Accretion	16.53	16.57	—%

Net Producing Wells at Period End	1,174.2	1,049.8	12%
______________
(1)    Excludes the impact of certain non-cash adjustments to oil revenues.

HEDGING

NOG hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. The following table summarizes NOG’s open crude oil commodity derivative contracts scheduled to settle after September 30, 2025.

	Crude Oil Commodity Derivative Swaps(1)		Crude Oil Commodity Derivative Collars
Contract Period	Volume (Bbls/Day)	Weighted Average Price ($/Bbl)	Collar Call Volume (Bbls/Day)	Collar Put Volume (Bbls/Day)	Weighted Average Ceiling Price ($/Bbl)	Weighted Average Floor Price ($/Bbl)
2025:
Q4	32,933	$71.35	24,766	19,473	$77.55	$69.15
2026:
Q1	21,465	$69.88	34,680	27,187	$72.98	$62.94
Q2	14,954	67.99	24,680	17,187	71.35	63.55
Q3	16,245	68.93	19,680	12,187	72.33	65.01
Q4	16,245	68.91	19,680	12,187	72.33	65.01
_____________
(1)Includes derivative contracts entered into as of October 22, 2025. This table does not include volumes subject to swaptions and call options, which are crude oil derivative contracts NOG has entered into which may increase swapped volumes at the option of NOG’s counterparties. This table also does not include basis swaps.

The following table summarizes NOG’s open natural gas commodity derivative contracts scheduled to settle after September 30, 2025.

	Natural Gas Commodity Derivative Swaps(1)		Natural Gas Commodity Derivative Collars
Contract Period	Volume (MMBTU/Day)	Weighted Average Price ($/MMBTU)	Collar Call Volume (MMBTU/Day)	Collar Put Volume (MMBTU/Day)	Weighted Average Ceiling Price ($/MMBTU)	Weighted Average Floor Price ($/MMBTU)
2025:
Q4	128,188	$4.02	111,418	111,418	$4.85	$3.20
2026:
Q1	93,889	$4.06	129,036	129,036	$4.94	$3.36
Q2	75,824	3.89	128,513	128,513	4.93	3.37
Q3	75,000	3.98	120,486	120,486	4.89	3.39
Q4	83,207	4.21	106,627	106,627	5.16	3.40
2027:
Q1	5,000	$3.04	27,944	27,944	$5.12	$3.23
Q2	5,055	2.96	15,165	15,165	3.86	3.00
Q3	5,000	2.96	15,000	15,000	3.86	3.00
Q4	4,946	2.96	9,946	9,946	3.86	3.00
_____________
(1)Includes derivative contracts entered into as of October 22, 2025. This table does not include basis swaps.

The following table summarizes NOG’s open NGL commodity derivative contracts scheduled to settle after September 30, 2025.

NGL Contracts
	Swaps
Contract Period	Volume (BBL)	Weighted Average Price ($/BBL)

2025:
Q4	133,400	$36.71
2026:
Q1	92,250	$36.00
Q2	106,925	33.32
Q3	96,600	33.03
Q4	80,500	33.32
2027:
Q1	65,250	$32.30
Q2	59,150	30.73
Q3	57,500	30.69
Q4	52,900	30.87

The following table presents NOG’s settlements on commodity derivative instruments and unsettled gains and losses on open commodity derivative instruments for the periods presented, which is included in the revenue section of NOG’s statement of operations:

	Three Months Ended September 30,
(In thousands)	2025	2024
Cash Received on Settled Derivatives	$55,390	$29,709
Non-Cash Mark-to-Market Gain on Derivatives	15,379	208,441
Gain on Commodity Derivatives, Net	$70,769	$238,150

CAPITAL EXPENDITURES & DRILLING ACTIVITY

(In thousands, except for net well data and dollars per foot)	Three Months Ended September 30, 2025
Capital Expenditures Incurred:
Organic Drilling and Development Capital Expenditures	$212,176
Ground Game Drilling and Development Capital Expenditures	$15,831
Ground Game Acquisition Capital Expenditures inclusive of pre-closing development costs	$43,988
Other	$1,935
Non-Budgeted Acquisitions	$89,157

Net Wells Added to Production	16.5

Net Producing Wells (Period-End)	1,174.2

Net Wells in Process (Period-End)	53.5

Weighted Average Gross AFE for Wells Elected to	$10,297
Weighted Average Gross AFE for Wells Elected to, normalized for lateral length ($ per foot)	$806

THIRD QUARTER 2025 EARNINGS RELEASE CONFERENCE CALL

In conjunction with NOG’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, November 7, 2025 at 8:00 a.m. Central Time.

Those wishing to listen to the conference call may do so via webcast or phone as follows:

Webcast: https://events.q4inc.com/attendee/769766358
Dial-In Number: (800) 715-9871 (US/Canada) and (646) 307-1963 (International)
Conference ID: 4503139 - NOG Third Quarter 2025 Earnings Conference Call
Replay Dial-In Number: (800) 770-2030 (US/Canada) and (647) 362-9199 (International)
Replay Access Code: 4503139 - Replay will be available through November 6, 2026

ABOUT NOG

NOG is a real asset company with a primary strategy of acquiring and investing in non-operated minority working and mineral interests in the premier hydrocarbon producing basins within the contiguous United States. More information about NOG can be found at www.noginc.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this release regarding NOG’s financial position, operating and financial performance, business strategy, dividend plans and practices, plans and objectives of management for future operations, industry conditions, indebtedness covenant compliance, capital expenditures, production, cash flow, borrowing base under NOG’s Revolving Credit Facility, NOG’s intention or ability to pay or increase dividends on its capital stock, and impairment are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future production, sales, market size, collaborations, cash flows, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond NOG’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on NOG’s current properties and properties pending acquisition; infrastructure constraints and related factors affecting NOG’s properties; general economic or industry conditions, whether internationally, nationally and/or in the communities in which NOG conducts business, including any future economic downturn, cost inflation, supply chain disruptions, the impact of continued or further inflation, disruption in the financial markets, changes in the interest rate environment and actions taken by OPEC and other oil producing countries as it pertains to the global supply and demand of, and prices for, crude oil, natural gas and NGLs; ongoing legal disputes over, and potential shutdown of, the Dakota Access Pipeline; NOG’s ability to identify and consummate additional development opportunities and potential or pending acquisition transactions, the projected capital efficiency savings and other operating efficiencies and synergies resulting from NOG’s acquisition transactions, integration and benefits of property acquisitions, or the effects of such acquisitions on NOG’s cash position and levels of indebtedness; changes in NOG’s reserves estimates or the value thereof; disruption to NOG’s business due to acquisitions and other significant transactions; changes in local, state, and federal laws, regulations or policies that may affect NOG’s business or NOG’s industry (such as the effects of tax law changes, and changes in environmental, health, and safety regulation and regulations addressing climate change, and trade policy and tariffs); conditions of the securities markets; risks associated with NOG’s 3.625% convertible senior notes due 2029 (the “Convertible Notes”), including the potential impact that the Convertible Notes may have on NOG’s financial position and liquidity, potential dilution, and that provisions of the Convertible Notes could delay or prevent a beneficial takeover of NOG; the potential impact of the capped call transactions undertaken in tandem with the Convertible Notes issuances, including counterparty risk; increasing attention to environmental, social and governance matters; NOG’s ability to raise or access capital on acceptable terms; cyber-incidents could have a material adverse effect on NOG’s business, financial condition or results of operations; changes in accounting principles, policies or guidelines; events beyond NOG’s control, including a global or domestic health crisis, acts of terrorism, political or economic instability or armed conflict in oil and gas producing regions; and other economic, competitive, governmental, regulatory and technical factors affecting NOG’s operations, products and prices. Additional information concerning potential factors that could affect future results is included in the section entitled “Item 1A. Risk Factors” and other sections of NOG’s most recent Annual Report on Form 10-K for the year ended December 31, 2024, and Quarterly Report on Form 10-Q, as updated from time to time in amendments and subsequent reports filed with the SEC, which describe factors that could cause NOG’s actual results to differ from those set forth in the forward-looking statements.

NOG has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond NOG’s control. Accordingly, results actually achieved may differ materially from expected results described in these statements. NOG does not undertake, and specifically disclaims, any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

CONTACT:

Evelyn Infurna
Vice President of Investor Relations
952-476-9800
ir@northernoil.com

CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,
(In thousands, except share and per share data)	2025	2024
Revenues
Oil and Gas Sales	$482,243	$513,541
Gain on Commodity Derivatives, Net	70,769	238,150
Other Revenues	3,625	1,947
Total Revenues	556,637	753,638

Operating Expenses
Production Expenses	118,316	106,902
Production Taxes	28,688	14,671
General and Administrative Expenses	14,102	10,005
Depletion, Depreciation, Amortization and Accretion	199,351	185,657
Impairment of Oil and Gas Assets	318,674	—
Other Expenses	3,267	2,463
Total Operating Expenses	682,398	319,698

Income (Loss) From Operations	(125,761)	433,940

Other Income (Expense)
Interest Expense	(42,975)	(36,837)
Loss on Unsettled Interest Rate Derivatives, Net	(131)	(20)
Other Income	65	140
Total Other Expense, Net	(43,041)	(36,717)

Income (Loss) Before Income Taxes	(168,802)	397,223

Income Tax Expense (Benefit)	(39,728)	98,777

Net Income (Loss)	$(129,074)	$298,446

Net Income (Loss) Attributable to Common Stockholders	$(129,074)	$298,446

Net Income (Loss) Per Common Share – Basic	$(1.33)	$3.00
Net Income (Loss) Per Common Share – Diluted	$(1.33)	$2.96
Weighted Average Common Shares Outstanding – Basic	97,123,889	99,494,313
Weighted Average Common Shares Outstanding – Diluted	97,123,889	100,724,784

CONDENSED BALANCE SHEETS
(UNAUDITED)

(In thousands, except par value and share data)	September 30, 2025	December 31, 2024
Assets
Current Assets:
Cash and Cash Equivalents	$31,648	$8,933
Accounts Receivable, Net	333,957	389,673
Advances to Operators	24,251	12,291
Prepaid Expenses and Other	6,816	5,271
Derivative Instruments	129,169	46,525
Income Tax Receivable	16,642	38,050
Total Current Assets	542,483	500,743

Property and Equipment:
Oil and Natural Gas Properties, Full Cost Method of Accounting
Proved	11,174,354	10,307,376
Unproved	74,704	42,702
Other Property and Equipment	8,916	8,197
Total Property and Equipment	11,257,974	10,358,275
Less – Accumulated Depreciation, Depletion and Impairment	(6,318,690)	(5,276,105)
Total Property and Equipment, Net	4,939,284	5,082,170

Derivative Instruments	1,009	9,832
Other Noncurrent Assets, Net	11,413	11,077

Total Assets	$5,494,189	$5,603,822

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$160,259	$202,866
Accrued Liabilities and Other	334,505	321,489
Derivative Instruments	578	19,915
Total Current Liabilities	495,342	544,270

Long-term Debt, Net	2,345,879	2,369,294
Deferred Tax Liability	263,247	228,038
Derivative Instruments	94,071	93,606
Asset Retirement Obligations	49,354	45,907
Other Noncurrent Liabilities	1,898	2,272

Total Liabilities	$3,249,791	$3,283,387

Commitments and Contingencies

Stockholders’ Equity
Common Stock, Par Value $0.001; 270,000,000 Shares Authorized; 97,602,978 Shares Outstanding at 9/30/2025 99,113,645 Shares Outstanding at 12/31/2024	500	501
Additional Paid-In Capital	1,691,887	1,877,416
Retained Earnings	552,011	442,518
Total Stockholders’ Equity	2,244,398	2,320,435
Total Liabilities and Stockholders’ Equity	$5,494,189	$5,603,822

Non-GAAP Financial Measures

Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are non-GAAP measures. NOG defines Adjusted Net Income as income before income taxes, excluding (i) (gain) loss on unsettled commodity derivatives, net of tax, (ii) (gain) loss on extinguishment of debt, net of tax, (iii) contingent consideration (gain) loss, net of tax, (iv) acquisition transaction costs, net of tax, (v) (gain) loss on unsettled interest rate derivatives, net of tax, and (vi) impairment of long-lived assets, net of tax. NOG defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization and accretion, (iv) non-cash stock-based compensation expense, (v) (gain) loss on extinguishment of debt, (vi) contingent consideration (gain) loss (vii) acquisition transaction costs, (viii) (gain) loss on unsettled interest rate derivatives, (ix) (gain) loss on unsettled commodity derivatives, (x) impairment of long-lived assets, and (xi) other non-cash adjustments. NOG defines Free Cash Flow as cash flows from operations before changes in working capital and other items, less (i) capital expenditures, excluding non-budgeted acquisitions and changes in accrued capital expenditures and other items. A reconciliation of each of these measures to the most directly comparable GAAP measure is included below.

Management believes the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of current financial performance. Management believes Adjusted Net Income and Adjusted EBITDA provide useful information to both management and investors by excluding certain expenses and unrealized commodity gains and losses that management believes are not indicative of NOG’s core operating results. Management believes that Free Cash Flow is useful to investors as a measure of a company’s ability to internally fund its budgeted capital expenditures, to service or incur additional debt, and to measure success in creating stockholder value. In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring NOG’s performance, and management believes it is providing investors with financial measures that most closely align to its internal measurement processes. The non-GAAP financial measures included herein may be defined differently than similar measures used by other companies and should not be considered an alternative to, or more meaningful than, the comparable GAAP measures. From time to time NOG provides forward-looking Free Cash Flow estimates or targets; however, NOG is unable to provide a quantitative reconciliation of the forward looking non-GAAP measure to its most directly comparable forward looking GAAP measure because management cannot reliably quantify certain of the necessary components of such forward looking GAAP measure. The reconciling items in future periods could be significant.

Reconciliation of Adjusted Net Income

	Three Months Ended September 30,
(In thousands, except share and per share data)	2025	2024
Income (Loss) Before Income Taxes	$(168,802)	$397,223
Add:
Impact of Selected Items:
Gain on Unsettled Commodity Derivatives	(15,379)	(208,441)
Acquisition Transaction Costs	165	(1,901)
Loss on Unsettled Interest Rate Derivatives	131	20
Impairment of Oil and Gas Assets	318,674	—
Adjusted Income Before Adjusted Income Tax Expense	134,789	186,901

Adjusted Income Tax Expense (1)	(33,023)	(45,791)

Adjusted Net Income (non-GAAP)	$101,766	$141,110

Weighted Average Shares Outstanding – Basic	97,123,889	99,494,313
Weighted Average Shares Outstanding – Diluted	97,123,889	100,724,784
Less:
Dilutive Effect of Convertible Notes (2)	—	115,626
Add:
Dilutive Effect of Restricted Stock (3)	1,721,481	—
Weighted Average Shares Outstanding – Adjusted Diluted	98,845,370	100,609,158

Income (Loss) Before Income Taxes Per Common Share – Basic	$(1.74)	$3.99
Add:
Impact of Selected Items	3.13	(2.11)
Impact of Income Tax	(0.34)	(0.46)
Adjusted Net Income Per Common Share – Basic	$1.05	$1.42

Income (Loss) Before Income Taxes Per Common Share – Adjusted Diluted	$(1.71)	$3.95
Add:
Impact of Selected Items	3.07	(2.09)
Impact of Income Tax	(0.33)	(0.46)
Adjusted Net Income Per Common Share – Adjusted Diluted	$1.03	$1.40
______________
(1)For the three months ended September 30, 2025 and September 30, 2024, this represents a tax impact using an estimated tax rate of 24.5%.
(2)Weighted average shares outstanding - diluted, on a GAAP basis, includes diluted shares attributable to the Company’s Convertible Notes due 2029. However, the offsetting impact of the capped call transactions that the Company entered into in connection therewith is not recognized on a GAAP basis. As a result, for purposes of this calculation, the Company excludes the dilutive shares to the extent they would be offset by the capped calls.
(3)Weighted average shares outstanding - diluted, on a GAAP basis, does not include the dilutive effect of restricted stock when the Company is in a loss position. As a result, for purposes of this calculation, the Company includes the dilutive shares attributable to the restricted stock.

Reconciliation of Adjusted EBITDA

	Three Months Ended September 30,
(In thousands)	2025	2024
Net Income (Loss)	$(129,074)	$298,446
Add:
Interest Expense	42,975	36,837
Income Tax Expense (Benefit)	(39,728)	98,777
Depreciation, Depletion, Amortization and Accretion	199,351	185,657
Non-Cash Stock-Based Compensation	4,016	3,018
Other Adjustments	6,000	—
Acquisition Transaction Costs	165	(1,901)
Loss on Unsettled Interest Rate Derivatives	131	20
Gain on Unsettled Commodity Derivatives	(15,379)	(208,441)
Impairment of Oil and Gas Assets	318,674	—
Adjusted EBITDA	$387,131	$412,413

Reconciliation of Free Cash Flow

Three Months Ended September 30,
(In thousands)	2025
Net Cash Provided by Operating Activities	$423,120
Exclude: Changes in Working Capital and Other Items	(30,295)
Less: Capital Expenditures (1)	(273,931)
Free Cash Flow	$118,894
_______________
(1)    Capital expenditures are calculated as follows:

Three Months Ended September 30,
(In thousands)	2025
Cash Paid for Capital Expenditures	$352,339
Less: Non-Budgeted Acquisitions	(79,536)
Plus: Change in Accrued Capital Expenditures and Other	1,128
Capital Expenditures	$273,931